Exhibit (11)
                                                             ------------
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
Liberty National Bancorp, Inc., and Subsidiaries

                                                                           December 31
                                                           ---------------------------
In thousands except per share data                            1993      1992      1991
                                                           -------   -------   -------
PRIMARY

  Average shares outstanding............................... 25,372    24,927    23,580
                                                           =======   =======   =======
  Income before cumulative effect of change in
    accounting principle...................................$51,514   $45,639   $37,780
    Cumulative effect on prior years (to December 31, 1990)
      of change in accounting for income taxes.............      -         -     1,318
                                                           -------   -------   -------
  Net income...............................................$51,514   $45,639   $39,098
                                                           =======   =======   =======

  Per share

  Income before cumulative effect of change in
    accounting principle...................................  $2.03     $1.83     $1.60
    Cumulative effect on prior years (to December 31, 1990)
      of change in accounting for income taxes.............      -         -      0.06
                                                           -------   -------   -------
  Net income...............................................  $2.03     $1.83     $1.66
                                                           =======   =======   =======

FULLY DILUTED

  Average shares outstanding............................... 25,372    24,927    23,580
  Dilutive effect of convertible






    subordinated debentures................................      -         -     1,267
                                                           -------   -------   -------
  Average shares outstanding applicable
    to fully diluted net income per share.................. 25,372    24,927    24,847
                                                           =======   =======   =======

  Income before cumulative effect of change in
    accounting principle...................................$51,514   $45,639   $37,780
    Interest expense, less income tax
    effect, of convertible subordinated
    debentures.............................................      -         -       741
                                                           -------   -------   -------
  Income before cumulative effect of change in
    accounting principle applicable to fully
    diluted net income per share........................... 51,514    45,639    38,521
    Cumulative effect on prior years (to December 31, 1990)
      of change in accounting for income taxes.............      -         -     1,318
                                                           -------   -------   -------
  Net income applicable to fully diluted
    net income per share...................................$51,514   $45,639   $39,839
                                                           =======   =======   =======

  Per share

  Income before cumulative effect of change in
    accounting principle...................................  $2.03     $1.83     $1.55
    Cumulative effect on prior years (to December 31, 1990)
      of change in accounting for income taxes.............      -         -      0.05
                                                           -------   -------   -------
  Net income...............................................  $2.03     $1.83     $1.60
                                                           =======   =======   =======